Exhibit 5.4

Barristers & Solicitors	McCarthy Tétrault LLP
Patent & Trade-mark Agents	Box 48, Suite 4700 Toronto Dominion Bank Tower Toronto, Ontario
McCarthy Tétrault	Canada M5K 1E6 Telephone: 416 362-1812 Facsimile: 416 868-0673 www.mccarthy.ca

May 22, 2003

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilières du Québec
Office of the Administrator of Securities, New Brunswick
Nova Scotia Securities Commission
Prince Edward Island, Department of Justice
Securities Commission of Newfoundland
Government of the Northwest Territories
Government of Yukon
Government of Nunavut

Dear Sirs/Mesdames:

Re: Falconbridge Limited (the "Corporation")

We refer you to the prospectus supplement dated May 22, 2003 (the "Prospectus Supplement"), to the short form base shelf prospectus dated October 1, 2001, as amended, relating to an offering of notes of the Corporation. In the Prospectus Supplement, reference is made to the opinion of this firm under the heading "Enforceability of Judgements". We hereby consent to being named in the Prospectus Supplement, to the inclusion of the reference to the opinion of this firm and to the use of our opinion.

We also confirm that we have read the Prospectus Supplement and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus Supplement that are derived from our opinion referred to above or that are within our knowledge as a result of the services we have performed to render these opinions.

This letter is provided in compliance with applicable securities legislation and policies and is not to be used for any other purpose.

Yours truly,

/s/ MCCARTHY TÉTRAULT LLP

Vancouver, Calgary, London, Toronto, Ottawa, Montréal, Québec, New York and London, England